Exhibit 99.2
October 8, 2008
Board of Directors
C/o John Carradine
HealthAxis Inc.
7301 State Hwy 161
Suite 300
Irving, TX 75039
Dear Members of the Board:
We wrote a letter to you dated 3rd October 2008 with a revised proposal for the strategic merger between HealthAxis, Inc. and Ebix, Inc. This letter is to amend our previous offer and offer further improved terms for your shareholders.
The summary outline of our revised merger proposal is as follows —
1.
We propose to acquire 8,840,968 common shares of HealthAxis at $0.77 per share. This money can be received by the HealthAxis shareholder in cash or in the form of equivalent value Ebix stock, valued at $100 per share. For those who elect to take Ebix stock instead of cash, they will be given a one year special put which will allow them to sell the stock back to Ebix (at their discretion), within a one year period from the date of merger for $100 per share. This will serve to guarantee a downside price protection on the Ebix stock.

2.
We propose to acquire 740,401 preferred shares of HealthAxis held by LB I Group Inc. (“Lehman”) for $0.77 per share. This money can only be received by them in the form of equivalent value Ebix stock valued at $100 per share. They will be given a one year special put which will allow them to sell the stock back to Ebix (at their discretion), within a one year period from the date of merger for $100 per share. This will serve to guarantee a downside price protection on the Ebix stock.

3.
We propose to pay Tak Investments a net amount of $2.5 million, for the warrants convertible to 3,333,334 shares of HealthAxis common stock. This money can only be received by Tak Investments in the form of equivalent value Ebix stock valued at $100 per share. They will be given a one year special put which will allow them to sell the stock back to Ebix (at their discretion), within a one year period from the date of merger for $100 per share. This will serve to guarantee a downside price protection on the Ebix stock.

4.	We propose to pay the $500,000 termination fee to BPOM, if our merger proposal is approved by the HealthAxis shareholders.

5.	All remaining warrants owned by any HealthAxis shareholder shall be terminated.
6.	The existing Remote Resource agreement with Healthcare BPO Partners, L.P. (an affiliate of Tak Investments, Inc.) will be terminated as a pre-condition to the merger.
7.	A good faith attempt will be made to arrive at a new outsourcing agreement with Healthcare BPO Partners, L.P. at revised terms on a post merger basis, provided the economics make sense for Ebix.
8.	HealthAxis management and Board should make no strategic investments, dividend payments, no material purchases between now and completion of due diligence.
9.
HealthAxis management and Board should not commit the company to any material long term contracts including but not limited to employment agreements, severance agreements, real estate or other leases, new options or restricted stock or warrant grants, between now and completion of due diligence.

10.	HealthAxis management and Board should not make any bonus payments or any other compensation changes to the senior management, between now and completion of due diligence.
11.
HealthAxis management and Board should not make any payments towards early termination of existing contracts with partners, as also not impose any new material financial commitments, between now and completion of due diligence.

If this offer is approved by the Board of HealthAxis, Ebix is willing to work towards a closing in a period of thirty days, from the date of approval of this offer by the HealthAxis Board. Ebix intends to engage in due diligence and contract negotiation in parallel, to work towards a thirty day closing.
Sincerely,
/s/ Robin Raina
Robin Raina
Chairman and Chief Executive Officer